Registration No. 333-73746
MTN No. 571	Rule 424(b)(2)

PRICING SUPPLEMENT No. 19 Dated June 6, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Fixed Rate Note
Principal Amount: $150,000,000
Price to Public: 100%	Proceeds to HFC: 99.97%
Issue Date: June 11, 2002	Stated Maturity: June 11, 2003
Redeemable On or After: Not Applicable
Interest Rate: 2.94%

Interest Payment Dates: On the 11th of June 2003.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Calculation Agent: The Chase Manhattan Bank (National Association)

Agent:
Deutsche Banc Alex Brown Inc.	$150,000,000	DTC 0573

Agent's Discount or Commission: .03%	CUSIP: 44181KQ31